CONSULTING  AGREEMENT


     CONSULTING AGREEMENT dated as of March 12, 2000 between RUBBER TECHNOLOGY INTERNATIONAL, INC., a Florida corporation, ("RTEK"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), VI BUI ("Bui") and JAMES STUBLER ("Stubler" and, together with Cutler, Lebrecht, Bui and Stubler, the "Consultants"), on the other hand.


     WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between RTEK and the sole shareholder of Global Sight, Inc., a Nevada corporation (the "Global Sight Shareholder").

     B. In the event RTEK is able to complete the Stock Exchange with the Global Sight Shareholder, RTEK wishes to compensate Consultants for their consulting services.


     NOW  THEREFORE,  it  is  agreed:

     1.     Cash  Compensation.  RTEK  shall  pay  by  bank  wire  to  Cutler  a
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consulting fee of $150,000.00 immediately upon the execution of a stock exchange agreement  with  the  Global  Sight  Shareholder.

     2.     Stock  Compensation.  RTEK  shall  pay and cause to be issued to the
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Consultants  a  consulting  fee  of  800,000 shares of common stock of RTEK (the
"Shares") immediately upon the execution of a stock exchange agreement with the Global Sight Shareholder. Such shares shall be subject to registration by RTEK on Form S-8 within 7 days of RTEK closing on the stock exchange agreement with the Global Sight Shareholder. The Consultants agree to prepare and file the S-8 Registration Statement at their sole expense. Such shares shall be issued as follows: 488,750 to Cutler, 135,000 to Lebrecht, 101,250 to Bui, and 75,000 to Stubler.

     3.     Miscellaneous.  This  Agreement (i) shall be governed by the laws of
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the  State  of  California;  (ii)  may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.

     This Consulting Agreement has been executed as of the date first above written.


RUBBER  TECHNOLOGY  INTERNATIONAL,  INC.

/s/ Raymond Webb
____________________________________________________
By:     Raymond  Webb,  President



CONSULTANTS

/s/ M. Richard Cutler
____________________________________________________
M.  Richard  Cutler

/s/ Brian A. Lebrecht
____________________________________________________
Brian  A.  Lebrecht

/s/ Vi Bui
____________________________________________________
Vi  Bui

/s/ James Stubler
____________________________________________________
James  Stubler